                                     Registration No.333-97047 424 (b)(3)

                                     Pricing Supplement No:371 Cusip:14912LX97

                                     Dated: July 17, 2003

Caterpillar Financial Services Corporation

Medium-Term Notes, Series F

(Fixed Rate)

    With Maturities of 9 Months or More from Date of Issue

Interest payable each March 15 and September 15 and at Maturity

Principal Amount:       Interest Rate:                Proceed Amount:

$200,000,000                 2.350%                       $199,368,000

Original Issue Date:    Commission Fee:               Maturity Date:

07/24/2003                $500,000                      09/15/2006

Dealer:

Goldman, Sachs & Co.         $100mm

J.P. Morgan Securities Inc.  $100mm

Specified Currency:     Option to Elect Payment       Authorized Denominations

x U.S. dollars          in U.S. dollars               (only applicable if

_ Other:___________     (only applicable if           Specified Currency is

                        Specified Currency is         other than U.S.

                        other than U.S. dollars):      N/A

                           N/A

The Note is a:                                        Exchange Rate Agent          X Global Note                                     (if other than First

        Certificated Note                                Trust New York): N/A         (only applicable if

        Specified Currency

       is other than U.S. dollars)

Original Issue           Total Amount of OID: N/A    Terms of Amortizing     Discount Note:                                       Notes:  N/A

    Yes      x No          Issue Price (expressed

                         as a percentage of

                         aggregate principal

                         amount): 99.934%

Redemption Date(s) (including                        Redemption Price(s): N/A any applicable regular or

special record dates): N/A

Repayment Date(s) (including                         Repayment Price(s): N/A any applicable regular or

special record dates):

N/A

Initial Interest Payment Date:  03/15/04

Interest Rate Reset Option:  _ Yes    X No

Optional Reset Dates (only applicable if option to reset interest rate):  N/A

Basis for Interest Rate Reset (only applicable if option to reset interest rate): N/A

Stated Maturity Extension Option:  _ Yes    x No

Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity): N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity): N/A

Historical Exchange Rate (only applicable if Specified Currency other than U.S. dollars): N/A

     The interest rates on the Notes may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any Note offered prior to the effective date of the change.  Prior to the date of this Pricing Supplement, $2192.00 mm principal amount of the Notes had been sold at interest rates then in effect.

_________________________________

    Pricing Supplement to Prospectus Supplement dated August 15, 2002 and Prospectus dated August 8, 2002